EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-189009 of Raven Industries, Inc. on Form S-8 of our report dated June 20, 2016, relating to the financial statements of the Raven Industries, Inc. 401(k) Plan appearing in this Annual Report on Form 11-K of the Raven Industries, Inc. 401(k) Plan for the year ended December 31, 2015.

/s/ Eide Bailly LLP
Mankato, Minnesota
June 20, 2017